                                                                    EXHIBIT 99.1

                        CONSOLIDATED FINANCIAL STATEMENTS

                          Roadway LLC and Subsidiaries

             A wholly owned subsidiary of Yellow Roadway Corporation
              Consolidated Balance Sheets as of March 31, 2004 and
     December 31, 2003; Statements of Consolidated Operations and Cash Flows
                  for the three months ended March 31, 2004 and
                       twelve weeks ended March 29, 2003.

                           CONSOLIDATED BALANCE SHEETS
                          Roadway LLC and Subsidiaries
             A wholly owned subsidiary of Yellow Roadway Corporation
                             (Amounts in thousands)
                                   (Unaudited)

                                                                 March 31,            December 31,
                                                                      2004                    2003
                                                               -----------            ------------
ASSETS
Current Assets:
  Cash and cash equivalents                                    $    13,281            $     49,879
  Accounts receivable, net                                         355,566                 343,231
  Advances receivable from parent                                      302                       -
  Prepaid expenses and other                                        51,063                  34,388
                                                               -----------            ------------
    Total current assets                                           420,212                 427,498
                                                               -----------            ------------
Property and Equipment:
  Cost                                                             847,933                 824,747
  Less - accumulated depreciation                                   19,624                   3,285
                                                               -----------            ------------
    Net property and equipment                                     828,309                 821,462
                                                               -----------            ------------
Goodwill                                                           594,781                 596,845
Intangibles, net                                                   457,303                 460,372
Other assets                                                        35,081                  32,314
                                                               -----------            ------------
    TOTAL ASSETS                                               $ 2,335,686            $  2,338,491
                                                               ===========            ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                             $    96,741            $    118,701
  Advances payable to parent                                             -                  56,067
  Wages, vacations and employees' benefits                         212,983                 186,400
  Other current and accrued liabilities                            121,895                  88,653
                                                               -----------            ------------
    Total current liabilities                                      431,619                 449,821
                                                               -----------            ------------
Other Liabilities:
  Long-term debt                                                   247,680                 248,895
  Deferred income taxes, net                                       211,930                 213,689
  Accrued pension and postretirement                               218,336                 210,596
  Claims and other liabilities                                     123,216                 123,725
                                                               -----------            ------------
    Total other liabilities                                        801,162                 796,905
                                                               -----------            ------------

Parent Company Investment:
  Capital surplus                                                1,097,221               1,097,221
  Retained earnings                                                  6,341                  (4,558)
  Accumulated other comprehensive loss                                (657)                   (898)
                                                               -----------            ------------
    Total parent company investment                              1,102,905               1,091,765
                                                               -----------            ------------
    TOTAL LIABILITIES AND PARENT COMPANY INVESTMENT            $ 2,335,686            $  2,338,491
                                                               ===========            ============

        The accompanying notes are an integral part of these statements.

                      STATEMENTS OF CONSOLIDATED OPERATIONS
                          Roadway LLC and Subsidiaries
             A wholly owned subsidiary of Yellow Roadway Corporation
                             (Amounts in thousands)
                                   (Unaudited)

                                                                     Three   |            Twelve
                                                              Months Ended   |       Weeks Ended
                                                                 March 31,   |         March 29,
                                                                      2004   |              2003
                                                              ------------   |       -----------
                                                                             |
OPERATING REVENUE                                             $    773,242   |       $   754,070
                                                              ------------   |       -----------
                                                                             |
OPERATING EXPENSES:                                                          |
  Salaries, wages and employees' benefits                          491,455   |           475,435
  Operating expenses and supplies                                  127,874   |           130,412
  Operating taxes and licenses                                      19,511   |            19,866
  Claims and insurance                                              13,535   |            15,112
  Depreciation and amortization                                     18,922   |            17,299
  Purchased transportation                                          81,169   |            74,784
  Losses (gains) on property disposals, net                            (12)  |               811
                                                              ------------   |       -----------
    Total operating expenses                                       752,454   |           733,719
                                                              ------------   |       -----------
                                                                             |
      OPERATING INCOME                                              20,788   |            20,351
                                                              ------------   |       -----------
                                                                             |
NONOPERATING (INCOME) EXPENSES:                                              |
  Interest expense                                                   3,605   |             7,082
  Other                                                               (453)  |              (288)
                                                              ------------   |       -----------
    Nonoperating expenses, net                                       3,152   |             6,794
                                                              ------------   |       -----------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES               17,636   |            13,557
Income tax provision                                                 6,737   |             5,694
                                                              ------------   |       -----------
INCOME FROM CONTINUING OPERATIONS                                   10,899   |             7,863
Income from discontinued operations                                      -   |               147
                                                              ------------   |       -----------
NET INCOME                                                    $     10,899   |       $     8,010
                                                              ============   |       ===========

The accompanying notes are an integral part of these statements. Refer to Note 2 for the difference in accounting policies between the periods presented.

                      STATEMENTS OF CONSOLIDATED CASH FLOWS
                          Roadway LLC and Subsidiaries
             A wholly owned subsidiary of Yellow Roadway Corporation
                             (Amounts in thousands)
                                   (Unaudited)

                                                                                    Three  |             Twelve
                                                                             Months Ended  |        Weeks Ended
                                                                                March 31,  |          March 29,
                                                                                     2004  |               2003
                                                                             ------------  |        -----------
                                                                                           |
OPERATING ACTIVITIES:                                                                      |
Net income                                                                    $    10,899  |        $     8,010
Noncash items included in net income:                                                      |
  Depreciation and amortization                                                    18,922  |             17,299
  Losses (gains) on property disposals, net                                           (12) |                811
  Deferred income tax provision, net                                               (3,602) |             (1,056)
Changes in assets and liabilities, net:                                                    |
  Accounts receivable                                                             (12,335) |             12,606
  Accounts payable                                                                (21,960) |            (10,634)
  Other working capital items                                                      44,966  |            (31,317)
  Claims and other                                                                  7,230  |                  -
Other, net                                                                         (7,964) |              6,254
                                                                             ------------  |        -----------
    NET CASH FROM OPERATING ACTIVITIES                                             36,144  |              1,973
                                                                             ------------  |        -----------
                                                                                           |
INVESTING ACTIVITIES:                                                                      |
Acquisition of property and equipment                                             (16,428) |            (13,786)
Proceeds from disposal of property and equipment                                       55  |                762
Business disposal                                                                       -  |             47,221
                                                                             ------------  |        -----------
  NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                             (16,373) |             34,197
                                                                             ------------  |        -----------
                                                                                           |
FINANCING ACTIVITIES:                                                                      |
Treasury stock purchases                                                                -  |               (950)
Dividends paid                                                                          -  |               (960)
Repayment of long-term debt                                                             -  |            (24,000)
Advances payable to parent, net                                                   (56,369) |                  -
                                                                             ------------  |        -----------
  NET CASH USED IN FINANCING ACTIVITIES                                           (56,369) |            (25,910)
                                                                             ------------  |        -----------
                                                                                           |
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FROM CONTINUING                       |
  OPERATIONS                                                                      (36,598) |             10,260
NET DECREASE IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED                                |
  OPERATIONS                                                                            -  |                (38)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                     49,879  |            106,929
                                                                             ------------  |        -----------
                                                                                           |
CASH AND CASH EQUIVALENTS, END OF PERIOD                                     $     13,281  |        $   117,151
                                                                             ============           ===========



The accompanying notes are an integral part of these statements. Refer to Note 2 for the difference in accounting policies between the periods presented.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          Roadway LLC and Subsidiaries
             A wholly owned subsidiary of Yellow Roadway Corporation
                                   (unaudited)

1.       DESCRIPTION OF BUSINESS

         Roadway LLC (also referred to as "Roadway," "the Company," "we" or "our") is a holding company with two primary segments, Roadway Express, Inc. and Roadway Next Day Corporation. The segments are described as follows:

         o Roadway Express, Inc. ("Roadway Express") is a leading transportation services provider that offers a full range of regional, national and international services for the movement of industrial, commercial and retail goods, primarily through decentralized management and customer facing organizations. Roadway Express owns 100 percent of Reimer Express Lines Ltd. located in Canada that specializes in shipments into, across and out of Canada.

         o Roadway Next Day Corporation is a holding company focused on business opportunities in the regional and next-day delivery lanes. Roadway Next Day Corporation owns 100 percent of New Penn Motor Express, Inc. ("New Penn"), which provides regional, next-day ground services through a network of facilities located in the Northeastern United States, Quebec, Canada and Puerto Rico.

         On December 11, 2003, Yellow Corporation completed the acquisition of Roadway Corporation. The combined company was renamed Yellow Roadway Corporation ("Yellow Roadway"). Roadway Corporation was merged with and into Roadway LLC, a newly formed limited liability company and a wholly owned subsidiary of Yellow Roadway. Consideration for the acquisition included $494 million in cash and 18.0 million shares of Yellow Roadway common stock for a total purchase price of approximately $1.1 billion.

2.       PRINCIPLES OF CONSOLIDATION AND SUMMARY OF ACCOUNTING POLICIES

         The accompanying consolidated financial statements include the accounts of Roadway LLC and its wholly owned subsidiaries. We have prepared the consolidated financial statements, without audit by independent public accountants, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). In management's opinion, all normal recurring adjustments necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods included herein have been made. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from these statements pursuant to SEC rules and regulations. The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements included as Exhibit 99.2 to the Yellow Roadway Corporation Annual Report on Form 10-K for the year ended December 31, 2003.

         Prior to the acquisition of Roadway Corporation by Yellow Corporation on December 11, 2003, Roadway Corporation and all of its wholly owned subsidiaries operated on thirteen four-week accounting periods with twelve weeks in each of the first three quarters and sixteen weeks in the fourth quarter. As part of the acquisition, Roadway LLC adopted a calendar-quarter reporting basis as well as the significant accounting policies of Yellow Roadway Corporation. In addition, we utilized independent third party appraisers to revalue significant assets and liabilities to fair market value, therefore these financial statements are not comparable to prior periods of Roadway Corporation. For accounting policies related to the Consolidated Balance Sheets as of March 31, 2004 and December 31, 2003, and for the Statements of Consolidated Operations and Cash Flows for the three months ended March 31, 2004 and the related notes to financial statements, please refer to the Yellow Roadway Corporation Annual Report on Form 10-K for the year ended December 31, 2003. For accounting policies related to the Statements of Consolidated Operations and Cash Flows for the twelve weeks ended March 29, 2003 and related notes to financial statements, please refer to the Roadway Corporation financial statements and related notes at December 11, 2003, filed as Exhibit 99.1 to the Form 8-K filed by Yellow Roadway Corporation on February 19, 2004.

3.       GOODWILL AND INTANGIBLES

         Goodwill is recognized for the excess of the purchase price over the fair value of tangible and identifiable intangible net assets of businesses acquired. The following table shows the amount of goodwill attributable to our operating segments with goodwill balances and changes therein:

                                           Foreign Currency
                                                Translation
                                               Adjustments/
(in thousands)        December 31, 2003           Reclasses      March 31, 2004
                      ---------------------------------------------------------
Roadway Express       $         474,513    $          3,458      $      477,971
New Penn                        122,332              (5,522)            116,810
                      -----------------    ----------------      --------------
Goodwill              $         596,845    $         (2,064)     $      594,781
                      =================    ================      ==============

         As the acquisition of Roadway Corporation by Yellow Corporation occurred in December 2003, the allocation of the purchase price included in the December 31, 2003 and the March 31, 2004 Consolidated Balance Sheets was preliminary and subject to refinement. Although we do not expect any subsequent changes to have a material impact on our results of operations or amounts allocated to goodwill, such changes could result in material adjustments to the preliminary purchase allocation. The most significant pending items include the following: finalization of independent asset valuation for the Roadway tangible and intangible assets including associated remaining lives; completion of all direct costs associated with the acquisition; updating Roadway personnel information used to calculate the pension benefit obligation; determination of the fair value of tax-related contingencies; calculation of an estimate for certain contractual obligations; and certain other refinements. As of March 31, 2004 refinements to the purchase price allocation have not been significant. We expect substantially all of the above refinements will be completed by the end of second quarter 2004.

         The components of amortizable intangible assets are as follows:

                                                          March 31, 2004                       December 31, 2003
                             Weighted            ------------------------------          ------------------------------
                              Average               Gross                                   Gross
                                 Life            Carrying           Accumulated          Carrying           Accumulated
 (in thousands)               (years)              Amount          Amortization            Amount          Amortization
                             --------            ------------------------------          ------------------------------
Customer related                   17            $111,800          $      2,001          $111,800          $        356
Technology based                    3              16,000                 1,487            16,000                   273
                                                 --------          ------------          --------          ------------
Intangible assets                                $127,800          $      3,488          $127,800          $        629
                                                 ========          ============          ========          ============

         Total marketing related intangible assets with indefinite lives were $333.0 million at March 31, 2004 and $333.2 million at December 31, 2003. These intangible assets are not subject to amortization. The change between periods related to foreign currency translation adjustments.

4.       EMPLOYEE BENEFITS

         COMPONENTS OF NET PERIODIC PENSION COST

         In December 2003, the Financial Accounting Standards Board revised Statement of Financial Accounting Standards ("SFAS") No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS 132R). SFAS 132R requires the disclosure of the components of the net periodic pension cost recognized during interim periods. The following table sets forth the components of our net periodic pension cost and other postretirement costs for the three months ended March 31, 2004 and twelve weeks ended March 29, 2003:

                                                            Pension Costs                    Other Postretirement Costs
                                                   -----------------------------           ----------------------------
                                                   March 31,  |        March 29,           March 31,  |       March 29,
(in thousands)                                          2004  |             2003                2004  |            2003
                                                   ---------  |        ---------           ---------  |       ---------
                                                              |                                       |
Service cost                                       $   5,412  |        $   4,704           $     471  |       $     466
Interest cost                                          7,360  |            6,285                 783  |             788
Expected return on plan assets                        (6,195) |           (5,059)                  -  |               -
Amortization of net transition obligation                  -  |             (330)                  -  |               -
Amortization of prior service cost                         -  |            1,298                   -  |            (445)
Amortization of net loss                                  16  |               32                   -  |             134
                                                   ---------  |        ---------           ---------  |       ---------
Net periodic pension cost                          $   6,593  |        $   6,930           $   1,254  |       $     943
                                                   =========           =========           =========          =========

         EMPLOYER CONTRIBUTIONS

         In our financial statements for the year ended December 31, 2003, we disclosed that we expect to contribute approximately $20 million to our pension plans in 2004, and this expectation has not changed. As of March 31, 2004, our contributions to the pension plans have not been significant.

5.       BUSINESS SEGMENTS

         Roadway reports financial and descriptive information about its reportable operating segments on a basis consistent with that used internally for evaluating segment performance and allocating resources to segments. We manage the segments separately because each requires different operating, marketing and technology strategies. We evaluate performance primarily on adjusted operating income and return on capital.

         Roadway has two reportable segments, which are strategic business units that offer complementary transportation services to their customers. Roadway Express is a unionized carrier that provides comprehensive regional, national and international transportation services. New Penn is also a unionized carrier that focuses on business opportunities in the regional and next-day markets.

         The accounting policies of the segments are the same as those described in Exhibit 99.2 to the Yellow Roadway Corporation Annual Report on Form 10-K for the year ended December 31, 2003. Yellow Roadway charges management fees and other corporate services to its segments based on the direct benefits received or as a percentage of revenue. Roadway LLC identifiable assets primarily refer to cash, cash equivalents and miscellaneous investments.

         The following table summarizes our operations by business segment:

                                                   Roadway                     New            Roadway LLC/
(in thousands)                                     Express                    Penn            Eliminations             Consolidated
                                               ------------------------------------------------------------------------------------
As of March 31, 2004
 Identifiable assets                           $ 1,989,065             $   337,463            $      9,158             $ 2,335,686

As of December 31, 2003
 Identifiable assets                             2,002,421                 340,713                  (4,643)              2,338,491

Three months ended
March 31, 2004
 External revenue                                  717,138                  56,104                       -                 773,242
 Operating income                                   15,037                   5,751                       -                  20,788
 Adjustments to operating income(a)                     (7)                     (5)                      -                     (12)
 Adjusted operating income                          15,030                   5,746                       -                  20,776
==================================================================================================================================

Twelve weeks ended
March 29, 2003
 External revenue                                  705,244                  48,826                       -                 754,070
 Operating income                                   17,738                   2,613                       -                  20,351
 Adjustments to operating income(a)                    802                       9                       -                     811
 Adjusted operating income                          18,540                   2,622                       -                  21,162

         (a) Management excludes these items when evaluating operating income and segment performance to better evaluate the results of our core operations. In the periods presented, adjustments consisted of property gains and losses.

6.       COMPREHENSIVE INCOME

         Our comprehensive income for the periods presented includes net income and foreign currency translation adjustments. Comprehensive income for the three months ended March 31, 2004 and twelve weeks ended March 29, 2003 follows:

                                                                                        March 31,    |   March 29,
(in thousands)                                                                               2004    |        2003
                                                                                        ---------    |   ---------
                                                                                                     |
Net income                                                                              $  10,899    |   $   8,010
Changes in foreign currency translation adjustments                                           241    |       2,764
                                                                                        ---------    |   ---------
Comprehensive income                                                                    $  11,140    |   $  10,774
                                                                                        =========    |   =========

7.       SUPPLEMENTAL CASH FLOW INFORMATION

         During the three months ended March 31, 2004, Roadway LLC received a net cash refund for taxes of $13.5 million and paid $67 thousand in cash for interest.

8.       RENTAL EXPENSES

         Roadway incurs rental expenses under noncancelable lease agreements for certain buildings and operating equipment. Rental expense is charged to "operating expenses and supplies" on the Statements of Consolidated Operations. The following table represents the actual rental expense, as reflected in operating income, incurred for the three months ended March 31, 2004 and twelve weeks ended March 29, 2003:

                                                                                        March 31,    |   March 29,
(in thousands)                                                                               2004    |        2003
                                                                                        ---------    |   ---------
                                                                                                     |
Rental expense                                                                          $  13,179    |   $  13,049
                                                                                        ---------    |   ---------

9.       MULTI-EMPLOYER PENSION PLANS

         Roadway Express and New Penn contribute to multi-employer health, welfare and pension plans for employees covered by collective bargaining agreements (approximately 75 percent of total employees). The largest of these plans, the Central States Southeast and Southwest Areas Pension Plan (the "Central States Plan") provides retirement benefits to approximately 54 percent of our total employees. The amounts of these contributions are determined by contract and established in the agreements. The health and welfare plans provide health care and disability benefits to active employees and retirees. The pension plans provide defined benefits to retired participants. We recognize as net pension cost the required contribution for the period and recognize as a liability any contributions due and unpaid.

         Under current legislation regarding multi-employer pension plans, a termination, withdrawal or partial withdrawal from any multi-employer plan in an under-funded status would render us liable for a proportionate share of such multi-employer plans' unfunded vested liabilities. This potential unfunded pension liability also applies to our unionized competitors who contribute to multi-employer plans. Based on the limited information available from plan administrators, which we cannot independently validate, we believe that our portion of the contingent liability in the case of a full withdrawal or termination would be material to our financial position and results of operations. Roadway Express and New Penn have no current intention of taking any action that would subject us to obligations under the legislation.

         Roadway Express and New Penn each have collective bargaining agreements with their unions that stipulate the amount of contributions each company must make to union-sponsored, multi-employer pension plans. The Internal Revenue Code and related regulations establish minimum funding requirements for these plans. If any of these plans, including (without limitation) the Central States Plan, fail to meet these requirements and the trustees of these plans are unable to obtain waivers of the requirements from the Internal Revenue Service ("IRS") or reduce pension benefits to a level where the requirements are met, the IRS could impose an excise tax on all employers participating in these plans and require contributions in excess of our contractually agreed upon rates to correct the funding deficiency. If an excise tax were imposed on the participating employers and additional contributions required, it could have a material adverse impact on the financial results of Roadway LLC.

10.      GUARANTEES OF THE SENIOR NOTES DUE 2008

         Roadway LLC, the primary obligor of the senior notes due 2008, and its following 100 percent owned subsidiaries issued guarantees in favor of the holders of the notes: Roadway Next Day Corporation, New Penn Motor Express, Inc., Roadway Express, Inc., Roadway Reverse Logistics, Inc. and Roadway Express International, Inc. In addition, Yellow Roadway Corporation issued a guarantee in favor of the holders of the notes. Each of the guarantees is full and unconditional and joint and several.

         The summarized consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantors and issuer because management does not believe that such separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of Roadway LLC or any guarantor to obtain funds from its subsidiaries by dividend or loan.

         The following represents summarized condensed consolidating financial information of Roadway LLC and its subsidiaries as of March 31, 2004 and December 31, 2003 with respect to the financial position, and for the three months ended March 31, 2004 and twelve weeks ended March 29, 2003 for results of operations and cash flows. The primary obligor column presents the financial information of Roadway LLC. The Guarantor Subsidiaries column presents the financial information of all guarantor subsidiaries of the senior notes due 2008 with the exception of Yellow Roadway, the holding company. The Non-Guarantor Subsidiaries column presents the financial information of all non-guarantor subsidiaries, including those subsidiaries that are governed by foreign laws and Roadway Funding, Inc., the special-purpose entity that managed our ABS agreement.

Condensed Consolidating Balance Sheets
March 31, 2004

                                                                                    Non-
                                                   Primary      Guarantor      Guarantor
(in thousands)                                     Obligor   Subsidiaries   Subsidiaries  Eliminations   Consolidated
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                          $     -   $          7   $          6  $          -  $          13
Accounts receivable, net                                 -            338             18             -            356
Intercompany advances receivable                        65             34             28          (127)             -
Prepaid expenses and other                               -             51              -             -             51
---------------------------------------------------------------------------------------------------------------------
  Total current assets                                  65            430             52          (127)           420
Property and equipment                                   -            832             16             -            848
Less - accumulated depreciation                          -             19              1             -             20
---------------------------------------------------------------------------------------------------------------------
  Net property and equipment                             -            813             15             -            828
Investment in subsidiaries                             597             39              -          (636)             -
Receivable from affiliate                              650              -              -          (650)             -
Goodwill, intangibles and other assets                  20          1,036             32             -          1,088
---------------------------------------------------------------------------------------------------------------------
  Total assets                                     $ 1,332   $      2,318   $         99  $     (1,413) $       2,336
---------------------------------------------------------------------------------------------------------------------

Accounts payable                                   $     -   $         89   $          8  $          -  $          97
Intercompany advances payable                           13             73             41          (127)             -
Wages, vacations and employees' benefits                 1            209              3             -            213
Other current and accrued liabilities                  (23)           143              2             -            122
---------------------------------------------------------------------------------------------------------------------
  Total current liabilities                             (9)           514             54          (127)           432
Due to affiliate                                         -            650              -          (650)             -
Long-term debt                                         248              -              -             -            248
Deferred income taxes, net                             (12)           217              7             -            212
Claims and other liabilities                             2            339              -             -            341
Parent company investment                            1,103            598             38          (636)         1,103
---------------------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity       $ 1,332   $      2,318   $         99  $     (1,413) $       2,336
---------------------------------------------------------------------------------------------------------------------

December 31, 2003

                                                                                   Non-
                                                   Primary      Guarantor     Guarantor
(in thousands)                                     Obligor   Subsidiaries  Subsidiaries  Eliminations   Consolidated
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                          $     -   $         44  $          6  $          -   $         50
Accounts receivable, net                                 -            326            17             -            343
Intercompany advances receivable                        38             56           103          (197)             -
Prepaid expenses and other                               -             34             -             -             34
----------------------------------------------------------------------------------------------------------------------
  Total current assets                                  38            460           126          (197)           427
Property and equipment                                   -            811            13             -            824
Less - accumulated depreciation                          -              3             -             -              3
----------------------------------------------------------------------------------------------------------------------
  Net property and equipment                             -            808            13             -            821
Investment in subsidiaries                             593             29             -          (622)             -
Receivable from affiliate                              650              -             -          (650)             -
Goodwill, intangibles and other assets                  21          1,034            35             -          1,090
----------------------------------------------------------------------------------------------------------------------
  Total assets                                     $ 1,302   $      2,331  $        174  $     (1,469)  $      2,338
----------------------------------------------------------------------------------------------------------------------

Accounts payable                                   $     1   $        111  $          7  $          -   $        119
Intercompany advances payable                            -            127           126          (197)            56
Wages, vacations and employees' benefits                 1            182             3             -            186
Other current and accrued liabilities                  (31)           118             2             -             89
----------------------------------------------------------------------------------------------------------------------
  Total current liabilities                            (29)           538           138          (197)           450
Due to affiliate                                         -            650             -          (650)             -
Long-term debt                                         249              -             -             -            249
Deferred income taxes, net                             (11)           218             7             -            214
Claims and other liabilities                             1            333             -             -            334
Parent company investment                            1,092            592            29          (622)         1,091
----------------------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity       $ 1,302   $      2,331  $        174  $     (1,469)  $      2,338
----------------------------------------------------------------------------------------------------------------------

Condensed Consolidating Statements of Operations
 For the three months ended March 31, 2004

                                                                                   Non-
                                                   Primary      Guarantor     Guarantor
(in thousands)                                     Obligor   Subsidiaries  Subsidiaries  Eliminations   Consolidated
----------------------------------------------------------------------------------------------------------------------
Operating revenue                                  $     -   $        740  $         33  $          -  $         773
----------------------------------------------------------------------------------------------------------------------
Operating expenses:
Salaries, wages and employees' benefits                  -            480            11             -            491
Operating expenses and supplies                          -            122             6             -            128
Operating taxes and licenses                             -             18             1             -             19
Claims and insurance                                     -             14             -             -             14
Depreciation and amortization                            -             18             1             -             19
Purchased transportation                                 -             70            11             -             81
Losses (gains) on property disposals, net                -              -             -             -              -
----------------------------------------------------------------------------------------------------------------------
  Total operating expenses                               -            722            30             -            752
----------------------------------------------------------------------------------------------------------------------
  Operating income (loss)                                -             18             3             -             21
----------------------------------------------------------------------------------------------------------------------
Nonoperating (income) expenses:
Interest expense                                         3             14            (1)          (13)             3
Other, net                                             (13)            (1)            1            13              -
----------------------------------------------------------------------------------------------------------------------
  Nonoperating (income) expenses, net                  (10)            13             -             -              3
----------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                       10              5             3             -             18
  Income tax provision                                   4              2             1             -              7
  Subsidiary earnings                                    4              1             -            (5)             -
----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                  $    10   $          4  $          2  $         (5) $          11
----------------------------------------------------------------------------------------------------------------------

For the twelve weeks ended March 29, 2003

                                                                                   Non-
                                                   Primary      Guarantor     Guarantor
(in thousands)                                     Obligor   Subsidiaries  Subsidiaries  Eliminations  Consolidated
-------------------------------------------------------------------------------------------------------------------
Operating revenue                                  $     -   $        724  $         30  $          -  $        754
-------------------------------------------------------------------------------------------------------------------
Operating expenses:
Salaries, wages and employees' benefits                  2            463            10             -           475
Operating expenses and supplies                         (2)           125             7             -           130
Operating taxes and licenses                             -             20             -             -            20
Claims and insurance                                     -             15             -             -            15
Depreciation and amortization                            -             17             1             -            18
Purchased transportation                                 -             66             9             -            75
Losses on property disposals, net                        -              1             -             -             1
-------------------------------------------------------------------------------------------------------------------
  Total operating expenses                               -            707            27             -           734
-------------------------------------------------------------------------------------------------------------------
  Operating income (loss)                                -             17             3             -            20
-------------------------------------------------------------------------------------------------------------------
Nonoperating (income) expenses:
Interest expense                                         -              7             -             -             7
Other, net                                               -             (1)            -             -            (1)
-------------------------------------------------------------------------------------------------------------------
  Nonoperating (income) expenses, net                    -              6             -             -             6
-------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                        -             11             3             -            14
  Income tax provision                                   -              5             1             -             6
  Subsidiary earnings                                    8              2             -           (10)            -
-------------------------------------------------------------------------------------------------------------------
Net income (loss)                                  $     8   $          8  $          2  $        (10) $          8
-------------------------------------------------------------------------------------------------------------------

Condensed Consolidating Statements of Cash Flows
 For the three months ended March 31, 2004

                                                                                   Non-
                                                   Primary      Guarantor     Guarantor
(in thousands)                                     Obligor   Subsidiaries  Subsidiaries  Eliminations   Consolidated
--------------------------------------------------------------------------------------------------------------------
Operating activities:
  Net cash from operating activities               $    14   $         12  $         10  $          -  $          36
--------------------------------------------------------------------------------------------------------------------
Investing activities:
Acquisition of property and equipment                    -            (16)            -             -            (16)
Proceeds from disposal of property
  and equipment                                          -              -             -             -              -
--------------------------------------------------------------------------------------------------------------------
    Net cash used in investing activities                -            (16)            -             -            (16)
--------------------------------------------------------------------------------------------------------------------
Financing Activities:
Intercompany advances / repayments                     (14)           (33)          (10)            -            (57)
--------------------------------------------------------------------------------------------------------------------
    Net cash used in financing activities              (14)           (33)          (10)            -            (57)
--------------------------------------------------------------------------------------------------------------------
Net decrease in cash and cash
  equivalents                                            -            (37)            -             -            (37)
Cash and cash equivalents, beginning of
  period                                                 -             44             6             -             50
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period           $     -   $          7  $          6  $          -  $          13
--------------------------------------------------------------------------------------------------------------------

For the twelve weeks ended March 29, 2003

                                                                                   Non-
                                                   Primary      Guarantor     Guarantor
(in thousands)                                     Obligor   Subsidiaries  Subsidiaries   Eliminations   Consolidated
---------------------------------------------------------------------------------------------------------------------
Operating activities:
  Net cash from (used in) operating activities     $   (10)  $         15   $        (3)  $          -  $           2
---------------------------------------------------------------------------------------------------------------------
Investing activities:
Acquisition of property and equipment                    -            (13)           (1)             -            (14)
Proceeds from disposal of property
  and equipment                                          -              1             -              -              1
Business disposal                                       47              -             -              -             47
---------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing
       activities                                       47            (12)           (1)             -             34
---------------------------------------------------------------------------------------------------------------------
Financing Activities:
Repayment of long-term debt                            (24)             -             -              -            (24)
Treasury stock purchases                                (1)             -             -              -             (1)
Dividends paid                                          (1)             -             -              -             (1)
Intercompany advances / repayments                       7             (7)            -              -              -
---------------------------------------------------------------------------------------------------------------------
    Net cash used in financing activities              (19)            (7)            -              -            (26)
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash
  equivalents                                           18             (4)           (4)             -             10
Cash and cash equivalents, beginning of
  period                                                12             88             7              -            107
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period           $    30   $         84   $         3   $          -  $         117
---------------------------------------------------------------------------------------------------------------------